EXHIBIT 10.5

REAL ESTATE PURCHASE AGREEMENT
BY AND BETWEEN

LANDRICA DEVELOPMENT COMPANY

AS SELLER

AND

SYNTHETIC FUELS LLC

AS BUYER

TABLE OF CONTENTS

Schedules

1.1	Land Description-Plant Site and Surface
1.2(a)	Permits
1.2(b)	Service Contracts
1.5(a)	Excluded Property
1.5(b)	Personal Property
2.2	Realty Excluded from Mortgage
2.3(c)	Bonds to be Released
5.11(a)	Storage Tanks
5.11(b)	Drums and Totes
5.15	Insurance Policies
8.2(a)	Warranty Deed – Realty
8.2(b)	Assignment and Bill of Sale
8.2(e)	Assignment of Service Contracts
8.3(c)	Promissory Notes and Combination Mortgage and Security Agreement
13.1	KFx Technologies Plant

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION	PAGE
AAA Rules	7.1(e)	14
Actions	5.13	12
Adjusted Purchase Price	2.5	7
Agreement	Preamble	4
Applicable Law	5.11	11
Assignee	Preamble	4
Bonds	2.3(a)	6
business day	14.4	23
Buyer	Preamble	4
Claim Notice	7.1(d)	14
Closing	8.1	15
Closing Date	8.1	16
Damages	7.1(b)	13
Dispute Notice	7.1(e)	14
Due Diligence Period	9.1	18
Earnest Money	2.1	5
Effective Date	Preamble	4
Environmental Assessment	4.5	9
EO	5.7	10
Evergreen	2.3(c)	6
First Note	2.3(b)	6
Hazardous Material	5.11	11
Indemnified Persons	7.1(b)	13
Indemnifying Person	7.1(b)	13
Laboratory	13.1	22
Opinion Letter	4.4	8
Permitted Exceptions	4.1	8
Premises	1.1	4
Property	1	4
Purchase Price	2	5
Rail Lease	1.2	5
Real Property	1.1	4
Realty Excluded from Mortgage	2.2	6
Releases	2.3(c)	6
Response Period	7.1(d)	14
Second Payment	2.2	6
Second Note	2.2	6
Seller	Preamble	4
Service Contracts	1.2	5
Survey	4.3	8
Service Contacts	7.1(a)	13
Third Payment	2.2	6
Title Commitment	4.2	8
Title Company	4.2	8
Title Policy	4.2	8

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 20th day of August, 2010 (the “Effective Date”), between Landrica Development Company, Seller, a South Dakota corporation authorized to transact business in Wyoming, (“Seller”), and Synthetic Fuels LLC, a Colorado limited liability company, or its permitted assignee hereunder (“Buyer”).

WHEREAS, Seller owns and has conducted certain mining and coal beneficiation operations at its property, facilities and offices located at and around 3574 North Garner Lake road, Gillette, Campbell County, Wyoming; and

WHEREAS, Seller desires to sell the Property (as defined herein) to Buyer, and Buyer desires to purchase the Property from Seller, each upon and subject to the terms and conditions of this Agreement; and

WHEREAS, Buyer will organize and establish a corporation to take title to the Property at Closing (the “Assignee”).

NOW, THEREFORE, in consideration of and in reliance upon the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           PURCHASE AND SALE OF THE PROPERTY

Seller agrees to sell and convey and Buyer agrees to purchase the following described property (collectively the “Property”):

1.1           that certain 1,200 +/- acre tract of land with the improvements listed in Schedule 1.1 hereto, located at and around 3574 North Garner Lake Road, Gillette, Campbell County, Wyoming, as more particularly described in metes and bounds in the attached Schedule 1.1, together with all improvements and fixtures thereon (the “Real Property”) and all of Seller's right, title and interest, if any, in and to all easements, tenements, hereditaments, privileges and appurtenances in any way belonging or relating to the Real Property, including, without limitation, (i) any land to the midpoint of the bed of any highway, street, road or avenue, open or proposed, in front of, abutting or adjoining the Real Property, (ii) any land lying in or under the bed of any creek, stream, bayou or river running through, abutting or adjacent to the Real Property, (iii) any riparian, appropriative, or other water rights of Seller appurtenant to the Real Property and relating to surface or subsurface waters, (iv) any coal, oil, gas or other minerals or mineral rights relating to the Real Property or to the surface or subsurface thereof (v) any strips, gores or pieces of property abutting, bounding or which are adjacent or contiguous to the Real Property, and (vi) all easements, right-of-ways, rights of ingress or egress and reversionary interests benefiting the Real Property (collectively, the “Premises”); all existing surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, heating, ventilation and air conditioning, mechanical and plumbing plans and specifications and operating manuals) and other documentation for or with respect to the Premises or any part thereof; all market, demographic and geographic data and appraisals concerning the Premises; and such other existing books, records and documents used in connection with the operation of the Premises or any part thereof;

1.2           all of Seller’s right, title and interest to and under each lease, service contract or other agreement pertaining to the Premises to which Seller is a party including, but not limited to, permits and licenses (“Permits”) employment, union, purchase, service and maintenance agreements, equipment leases and any other agreements, contracts affecting or relating or pertaining in any way to the Premises, which Buyer elects to have assigned to Buyer (the “Service Contracts”); provided, however, that nothing contained in this Section 1.2 shall be construed to require Buyer to accept or to prohibit Buyer from rejecting the transfer, conveyance, or assignment of any particular lease, service contract, or other agreement in Buyer’s sole and absolute discretion; provided however that Buyer will accept the Rail Use and Access Lease Agreement (the “Rail Lease”), between Seller and Bison Pipeline LLC pertaining to the limited use of Seller’s rail loop as long as the Rail Lease contain provisions that it may be terminated prior the end of 2010. A list of Permits is attached to this Agreement as Schedule 1.2(a).  A list of all Service Contracts is attached to this Agreement as Schedule 1.2(b);

1.3           all keys to any parts of the Premises;

1.4           all of Seller’s right, title and interest in any warranties and guaranties affecting the Premises; and,

1.5           except for the personal property located on the Property which is excluded from this Agreement and is listed on Schedule 1.5(a), all of the equipment and other personal property owned by Seller thereon and located on or about or used in connection with the Real Property, including, without limitation, the personal property listed on Schedule 1.5(b).

2.          PURCHASE PRICE

The total consideration to be paid by Buyer to Seller for the Property is Two Million Dollars ($2,000,000.00), the assumption or replacement of reclamation bonds as set forth below, and certain preferred stock as set forth below (the “Purchase Price”), which shall be paid as follows:

2.1           Cash

Concurrent with the execution of this Agreement, Buyer will deliver to an Escrow Account at the Campbell County Abstract Company of Gillette, Inc. the sum of One Hundred Thousand Dollars ($100,000.00) (“Earnest Money”) in certifiable funds, which shall be held pursuant to this agreement to be paid to Seller at Closing or to the Parties as provided in Section 12.  Said sum is considered and recognized by Buyer and Seller as a deposit on the above stated Purchase Price and as earnest money for Buyer’s performance hereunder, subject to the material satisfaction of all Conditions Precedent to Closing as provided in this Agreement.  In the event that the Conditions Precedent to Closing are not materially satisfied or waived in writing by Buyer and Closing does not occur, the Earnest Money shall be released to Buyer.

At Closing, Buyer shall pay to Seller or its designee the Earnest Money and an additional Four Hundred Thousand Dollars ($400,000.00), for a total of Five Hundred Thousand Dollars ($500,000.00).

2.2           Second Payment

At Closing, Buyer shall execute and deliver to Seller or its designee a Promissory Note in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) secured by a Second Mortgage and Senior Security Interest in the Property (the “Second Note”).  The Real Property on which the disposal wells and related operations are or will be located will be excluded from the Second Note (referred to as “Realty Excluded from Mortgage” as set forth on Schedule 2.2).  Interest on the amount of the Second Note shall accrue at the rate of 4% per annum. Five Hundred Thousand Dollars ($500,000.00) plus the accrued interest shall be paid to Seller on or before the first anniversary date of the Closing (the “Second Payment”).  One Million Dollars ($1,000,000) plus the accrued interest shall be paid to Seller on or before the second anniversary date of the Closing (the “Third Payment”).

2.3           Reclamation Bonds

(a)  At Closing, Seller shall provide to Buyer the Reclamation Bonds totaling Six Million One Hundred Twenty Three Thousand One  Hundred  Sixty  Five  Dollars ($6,123,165.00)  and  the  Plugging, Abandonment and Reclamation Bond pertaining to the injection well operations totaling One Hundred Forty One Thousand Dollars ($141,000.00) (together called the “Bonds”).  The transfer of the Bond money will be accomplished pursuant to the rules, regulation and approval of the State of Wyoming by either an assignment of the Bonds, an assumption of the Bonds, or by another mutually agreed approach which is approved by the State of Wyoming.

(b)  At Closing, Buyer shall execute and deliver to Seller or its designee a Six Million Three Hundred Thousand Dollar ($6,3000,000) Promissory Note secured by a Mortgage and Security Interest in the Property, payable in one year (12 months) from Closing (the “First Note”).  Interest on the First Note shall be payable quarterly at the rate of four per cent (4%) per annum.  The Realty Excluded from Mortgage will be excluded from the Second Note.

(c)  If, prior to one year (12 months) from Closing a third party with the capability of assuming all or a portion of the Bonds through a self-bonding mechanism such as the posting of the expansion of an existing “statewide” or “cash” bond, then Buyer shall provide to Seller either a cash payment or full releases from the Department of Environmental Quality of the State of Wyoming so as to enable Seller to recoup the value of the Bonds (the “Bonds to be Released” in Schedule 2.3(c)), addressed to Seller’s parent company, Evergreen Energy Inc. (“Evergreen”) and Wachovia Securities, a Wells Fargo Company, for the Fort Union Mine Reclamation Bond totaling Six Million One Hundred Twenty Three  Thousand One Hundred Sixty Five Dollars ($6,123,165.00).  The combined total Releases provided on the forms set forth on Schedule 2.3 which are required to be paid one (1) year from Closing shall be Six Million Two Hundred Sixty Four Thousand One Hundred Sixty Five Dollars ($6,264,165.00).  The difference between the First Note and the Bond payoff amount shall be paid by Buyer to Seller in cash.

(d)  Should the amount of the Bonds be reduced prior to payment to Sellers pursuant to Section 2.3(b or c), the amount of the reduction in the Bond amount shall be immediately returned to Seller, with a corresponding reduction in the Second Note.

2.4           Foreclosure

Upon Buyer’s default on either the First Note or the Second Note, Seller, if it desires, will have the option to (i) foreclose on the Mortgages which securitize the Notes and Buyer shall take the required steps to transfer the Bonds and Property back to Seller without cost to Seller and take the other steps required to return all of the Bonds and Property to Seller; or (ii) take an assignment of the shares of Assignee, free and clear of liens, encumbrances (except for Seller’s mortgage), debts and obligations, other than the obligations which it assumed at Closing .

2.5           Adjusted Purchase Price

At Closing, Buyer shall pay to Seller the Purchase Price as outlined above, subject, however, to such adjustments as are or may be required by this Agreement (such amount, as adjusted, being referred to as the “Adjusted Purchase Price”).

2.6   Preferred Stock

(a)  If Buyer or any assignee or affiliate of Buyer who intends to develop a project on the Premises raises capital, in any combination of equity and debt, sufficient to finance the construction of a commercially viable coal to liquids facility, Evergreen shall receive Two Million Dollars ($2,000,000) of preferred shares.

(b)  Evergreen shall have the option to exchange its preferred shares for common shares at either; (i)  the same terms of other parties who received preferred shares during the financing; or (ii) at eighty five percent (85%) of the market value of the common shares at the time of conversion.

3.           OPERATION OF THE PROPERTY THROUGH CLOSING

3.1           Seller represents and warrants that:  from the Effective Date through the Closing Date (as hereinafter defined), Seller has managed the Property in a prudent and custodial manner and has kept the Premises and the Personal Property in the good condition and repair, ordinary wear and tear excepted; from the Effective Date to the Closing Date and Seller has not entered into any new tenant leases or options to lease (or any extension thereof) affecting the Property, and has not created or entered into, as applicable, any encumbrance, mortgage, security interest, or agreement (or modifications of extensions thereof) of any kind regarding title to the Property; and, Seller has kept all present insurance in full force and effect and has paid all premiums in connection therewith.

4.           TITLE TO THE PROPERTY AND SURVEY

4.1           State of Title

Seller shall convey to Buyer good and marketable title in fee simple to the Premises by a recordable statutory warranty deed, free from all liens and encumbrances other than: any liens, encumbrances, exceptions, covenants, conditions and restrictions of record which are reviewed and approved by Buyer, including those which may be reflected in Schedule B of the “Title Commitment” (as hereinafter defined) or on the “Survey” (as hereinafter defined), and general real estate taxes for the year 2010 to the extent not yet due and payable (collectively, the “Permitted Exceptions”).  Buyer’s sole remedy with respect to title or survey matters is to terminate the Agreement and receive back the Earnest Money.

4.2           Evidence of Title

Buyer shall obtain at Seller’s expense a Wyoming standard form of title insurance commitment (the “Title Commitment”) for an ALTA Owner’s Title Insurance Policy (the “Title Policy”) through Campbell County Abstract Company of Gillette, Inc., (the “Title Company”) proposing to insure in the name of Buyer or its designee good and marketable title to the Premises in fee simple free and clear of all liens and encumbrances, subject only to the Permitted Exceptions.  The Title Policy expense shall be borne by Seller at Closing.  The Title Commitment shall be accompanied by copies of all documents of record referred to in the Title Commitment as same are provided by the Title Company.

4.3           Survey

Within 30 days after the Effective Date, at Buyer’s expense, Buyer shall arrange to be furnished to Buyer a survey of the Premises (the “Survey”), certified to Buyer, Buyer’s financing source and the Title Company.  Buyer shall be responsible for providing prior to Closing a survey description of the real property to be excluded under Schedule 2.2. The Survey may be an ALTA/ACSM Land Title Survey, meeting the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors, 2005.  Buyer’s cost to obtain the Survey shall be credited to Buyer by being deducted from the Third Payment to be made pursuant to the Agreement; provided however that the cost of such Survey which may be deducted from the Third Payment shall not exceed Fifty Thousand Dollars ($50,000.00).

4.4           Coal and Minerals

During the Due Diligence Period and after the Effective Date, at Buyer’s expense, Buyer may obtain an Opinion Letter from an experienced title attorney authorized to practice law in the State of Wyoming, acceptable to Buyer, reflecting the opinion that Seller’s right, title and interest of the coal underlying certain portion of the Real Property is as reflected in the Permit application for renewal of KFx Mine Permit #486 for a 6th term submitted to WDEQ on November 6, 2009, which application includes maps with surface and mineral ownership and leases, water rights and other information and that the Seller has the ability to convey all of such interest to the Buyer (the “Opinion Letter”).

4.5           Environmental Assessment

During the Due Diligence Period and after the Effective Date, at Buyer’s expense, Buyer may retain a professional company engaged in the business of performing and preparing environmental site assessments for the purpose of Buyer determining that the Property is not subject to any material pollution or contamination which would create any additional material burdens for Buyer for which Seller has not agreed to indemnify and hold Buyer harmless from under this Agreement or any of the document to be executed and delivered at Closing (the “Environmental Assessment”).

4.6           Title Defects

If the Title Commitment, Survey, Opinion Letter or Environmental Assessment discloses any matter other than a Permitted Exception which would have a material negative effect on the value or use of the Property, Buyer shall have the option either to (i) terminate this Agreement within 10 business days of receipt of each of the Title Commitment, Opinion Letter, Environmental Assessment and Survey, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement and the Earnest Money shall be returned to Buyer, or to (ii) notify Seller in writing of such unacceptable matter within 10 business days of Buyer’s receipt of each of the Title Commitment, Environmental Assessment, Opinion Letter and the Survey of the Property.  Seller shall then have 10 business days after receipt of such notice within which to (a) remedy or remove any such unacceptable matter; (b) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement and the Earnest Money shall be returned to the Buyer; or (c) with Buyer’s consent, which may be given or withheld in Buyer’s sole discretion, obtain title insurance without exception therefore.

5.	SELLER’S REPRESENTATIONS AND WARRANTIES

As a material inducement for Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

5.1           Seller is duly organized and in good standing under the laws of South Dakota, is qualified to do business in Wyoming, and has the power and authority, and has obtained all necessary consents and approvals, subject to approval by the Wyoming Department of Environmental Quality of the transfer of various permits and Bonds associated with the Premises, to enter into this Agreement, to consummate the transactions contemplated hereunder, and to perform all of its obligations hereunder.  The persons signing this Agreement on behalf of Seller and those signing any and all documents to be executed by or on behalf of Seller pursuant to this Agreement have been properly authorized to do so.

5.2           Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default by Seller under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument or agreement to which such entity is a party or by which it or its properties or assets may be bound or affected, or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of Seller, individually or taken as a whole.

5.3           Seller is not now under any legal disability, which would impede or void any of Seller’s contractual obligations hereunder nor is Seller a debtor in any proceeding under the bankruptcy laws of the United States.  Except for the required approvals set forth in Section 5.1, which is a condition precedent to Closing, Seller can fully perform and comply with the terms of this Agreement without obtaining the consent, approval or other action of any governmental authority or agency.  Neither the execution nor delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound.

5.4           Seller has good and marketable fee simple title to the Real Property, is the sole owner of record of the Property, and, with the exception of the Permitted Exceptions and the Excluded Assets reflected on Schedule 1.5(a), has not entered into any agreement to sell, mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof.

5.5           Except for the preferential right to purchase certain lands included within the Real Property in favor of Ranchers Energy Corporation, as set forth in the Notice of Preferential Rights filed at Book 1346 of Photos, pages 627 through 629, Register of Deeds, Campbell County, Wyoming, Seller is the owner of the Property free of any lien, claim or encumbrance, other than any which will be paid in full and discharged at Closing.

5.6           Except for the sale of some of the personal property and the excluded assets listed on Schedule 1.5(a), since the Fort Union plant was idled on March 20, 2008, with respect to Seller, there has not been:

(a)	Other than the sale of some personal property and the Rail Lease, any material adverse change in the Property;

(b)	Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the Property;

(c)	Other than the sale of some personal property and the Rail Lease, any sale, transfer or lease by Seller of any Property;

(d)	Any mortgage, pledge or the creation of any security interest, lien, or encumbrance on any asset of Seller, other than Tax Liens with respect to Taxes not yet due; or

(e)	Other than the sale of some personal property and the Rail Lease, any transaction not in the ordinary course of business of Seller.

5.7           Seller is a wholly owned subsidiary of Evergreen Operations, LLC, a Delaware limited liability Company, (“EO”) which is wholly owned by Evergreen, a Delaware corporation.

5.8           Seller's Parent companies, EO and Evergreen are not in default, and no condition exists that with notice or lapse of time or both would constitute a default by them under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument or agreement to which such entity is a party or by which it or its properties or assets may be bound or affected, or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of Seller, individually or taken as a whole.

5.9           Seller parent companies, EO and Evergreen, are not now under any legal disability, which would impede or void any of Seller’s contractual obligations hereunder nor is Seller a debtor in any proceeding under the bankruptcy laws of the United States.  Except for the required approvals set forth in Section 5.1, which is a condition precedent to Closing, Seller can fully perform and comply with the terms of this Agreement without obtaining the consent, approval or other action of any governmental authority or agency.  Neither the execution nor delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound.

5.10           All Service Contracts are in full force and effect; to Seller’s knowledge there are no defaults thereunder; Seller has performed all of its obligations thereunder; and has full right and power to assign its interest thereunder.

5.11.           To Seller’s knowledge, the Property is not, and as of the Closing will not be, in violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Property (“Applicable Law”), including, but not limited to, soil and groundwater conditions; and, to Seller’s knowledge, there are no Hazardous Materials (as defined below) present on the Property, other than in such amounts as permitted by Applicable Law.  Seller further warrants and represents that during the time in which Seller owned the Property, neither Seller nor, to Seller’s knowledge, after due and diligent inquiry, any third party has used, generated, manufactured, produced, stored, or disposed of on, under, or about the Property or transported to or from the Property any Hazardous Materials in violation of Applicable Law or that releases of Hazardous Materials in violation of applicable law have been investigated and cleaned up in accordance with DEQ or other agency requirements.  There is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to the Property; and, there are no storage tanks located in or under the Property other than those listed in Schedule 5.11(a) or any drums or totes other than those listed in Schedule 5.11(b).  The term “Hazardous Material” means, but is not limited to, any substance, material, or waste which is toxic, ignitable, reactive, or corrosive; which is or can be injurious to the health, safety, or welfare of the public or environment, and which is regulated by any local or state governmental authority or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state law, (ii) oil and petroleum products and their by-products, (iii) asbestos or asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.  Seller has disclosed to Buyer in writing all information in Seller's possession or otherwise available to Seller which relates to the environmental condition of the Property.

5.12.           The current zoning classification allows the Property to be used as a coal mine and coal processing facility and uses ancillary thereto.  To Seller’s knowledge the Property is in full compliance with all laws, ordinances, codes, rules, regulations, orders, requirements, covenants, conditions, restrictions, and other matters of record applicable to the Property.

5.13.           Seller has not been served with pleadings or other notices instituting any actions, suits, investigations, or proceedings against Seller or with respect to the Property or otherwise affecting any portion of the Property, at law or in equity, before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency or instrumentality, (collectively, the “Actions”) and, to Seller’s knowledge, no such Actions are pending or threatened.

5.14.           To Seller’s knowledge the information set forth in the Schedules to this Agreement and in any other materials furnished by Seller to Buyer pursuant to the terms of this Agreement is true, accurate and complete in all material respects.

5.15.           The schedule of insurance policies attached hereto as Schedule 5.15 contains a true and complete list and description of all insurance policies owned by or on behalf of Seller with respect to the Property or any part thereof.  Such policies are in full force and effect.  Seller is current on all premium payments thereunder and has satisfied all policy conditions precedent thereto.

5.16.           At Closing, there shall be no unpaid-for improvements, or materials, machinery or fuel delivered to, or labor performed at, the Property which might form the basis of a mechanic’s lien or construction lien against the Property and all mechanic’s liens or construction liens affecting the Property shall be paid or bonded off so that they are not encumbrances on title.

5.17.           Seller has not received any notice of any proposed condemnation proceedings against all or any part of the Property.

6.	BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

6.1           Buyer is duly organized and in good standing under the laws of the State of Colorado, and has the power and authority, and has obtained all necessary consents and approvals to enter into this Agreement, to consummate the transactions contemplated hereunder, and to perform all of its obligations hereunder.

6.2           Assignee is or will be at Closing duly organized and in good standing under the laws of its state of incorporation and is duly qualified to do business in Wyoming.

6.3           The person signing this Agreement on behalf of Buyer and those signing any and all documents to be executed by or on behalf of Buyer pursuant to this Agreement have been properly authorized to do so.

6.4           Except as otherwise set forth in this Agreement, Buyer acknowledges that it has not received ANY REPRESENTATION, COVENANT OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED AND SELLER IS CONVEYING THE PROPERTY COVERED HEREBY "AS IS", "WHERE IS", AND "WITH ALL FAULTS", AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, (ALL OF WHICH SELLER HEREBY DISCLAIMS AND NEGATES) AS TO FITNESS FOR ANY PARTICULAR PURPOSE, RISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR FROM USAGES OF TRADE.  Notwithstanding the foregoing, the parties agree that nothing herein allows Seller to disclaim any warranty of title to the Property and Seller agrees that such warranties shall survive Closing and Seller agrees to provide any curative documents or instruments in the future necessary to convey any portion of the Property.

7.           INDEMNIFICATION AND SURVIVAL

7.1.           Indemnification and Survival of Representations and Warranties and Covenants

(a)
All of the representations, warranties and covenants of the parties contained in this Agreement or any agreement or instrument delivered in connection with Closing shall survive the Closing and continue in full force and effect for eighteen (18) months from the Closing Date (“Survival Period”) and shall not merge with the statutory warranty deed or Seller’s transfer of title to the Property to Buyer.

(b)
Each party (an “Indemnifying Person”) agrees to indemnify and hold the other party and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses, whatsoever (including reasonable attorneys’, accountants’, and environmental consultants’ fees and disbursements) (collectively, “Damages”) suffered by them arising out of, related to or resulting from a breach by the Indemnifying Person of his/its representations, warranties and covenants contained in this Agreement after the Closing Date provided that the Indemnified Person makes a written claim for indemnification against the Indemnifying Person within the Survival Period.  This indemnification shall run to the benefit of any assignee of Buyer or Seller.

(c)
Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid and making adjustment for any premium increases.

(d)
Indemnification Procedures.  In the event that any Indemnified Person incurs or suffers any Damages with respect to which indemnification may be sought pursuant to this Section 7.1, the Indemnified Party must assert the claim by giving to the Indemnifying Party written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”).  Within thirty (30) days of receipt of the Claim Notice (“Response Period”), the Indemnifying Person shall respond to the Indemnified Person in writing to accept or dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed.  In the event that the Indemnifying Party fails to respond within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within 30 days following the end of the Response Period.

(e)
Dispute Resolution.  In the event of any controversy or dispute arising out of or relating to this Agreement or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 7.1(d) which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach.  Such dispute, if not otherwise resolved by the parties, shall be settled by arbitration before a single arbitrator selected by the parties.  Except to the extent expressly provided otherwise herein, or except as may otherwise be mutually agreed by Buyer and Seller, such arbitration will be conducted in Cheyenne, Wyoming in accordance with, and governed by, the current Construction Industry Arbitration Rules of the American Arbitration Association (the “AAA Rules”).  If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then Seller and Buyer, shall select an arbitrator in the manner provided by the AAA Rules.  The results of the arbitration shall be final, binding and not subject to appeal.  Notwithstanding anything to the contrary in this Agreement including but not limited to this Section 7.1, The parties shall have full access to the Wyoming court system, and applicable federal courts, to the extent necessary to realize the benefits of the equitable remedy of specific performance pursuant to Article 12 hereof, and all other equitable remedies.

(f)
The parties acknowledge and agree that after the Closing Date the foregoing indemnification provisions in this Section 7.1 shall be, with the exception of an intentional breach or fraud, the exclusive remedy of each party with respect to the breach of the representations, warranties and covenants of the other party contained in this Agreement.

8.           CLOSING

8.1           Closing Date

The “Closing” of the transaction contemplated by this Agreement shall occur at the offices of the Title Company, or at such other place as shall be mutually agreed to by the parties hereto after the satisfaction or waiver of all contingencies and conditions precedent to Closing, including, but not limited to, those set forth in Sections 4.6 (Title Defects) and 9 (Conditions to Closing).  The Closing shall occur on the later of that date which is (i) five (5) days after satisfaction of all conditions to Closing or (ii) October 29, 2010; provided however, that notwithstanding (i) and (ii) above, in no event shall the Closing occur later than November 30, 2010 without mutual agreement of the parties (“Closing Date”).

8.2           Seller’s Closing Documents

Seller shall deliver, or cause to be delivered, to Assignee the following at Closing:

(a)
a fully executed statutory warranty deed in the form attached hereto as Schedule 8.2(a) in recordable form with any county or state approvals, if any, obtained, subject only to the Permitted Exceptions, sufficient to transfer and convey to Buyer fee simple title to the Premises as required by this Agreement;

(b)
a fully executed special warranty, bill of sale and assignment in the form attached hereto as Schedule 8.2(b) sufficient to transfer to Buyer title to the Personal Property, permits and intangible property;

(c)
any and all fully executed affidavits, certificates or other documents required by the Title Company including, without limitation, a closing statement prepared by the Title Company, in order to cause it to issue the Title Policy in the form and condition required by this Agreement;

(d)
a pro forma of the Title Policy insuring fee simple title to the Premises in Buyer in the amount of the Purchase Price subject only to the Permitted Exceptions, and otherwise in the form and condition required by this Agreement, with the original of the Title Policy to be delivered by the Title Company to Buyer as soon as possible after the Closing;

(e)	fully executed assignments of those Service Contracts Buyer elects to take an assignment of in the form attached hereto as Schedule 8.2(e);

(f)	all of the Service Contracts, any and all documents referred to in Section 1.2, and all other documentation concerning the Property in the possession or control of Seller;

(g)	any warranties and guarantees which are in any way applicable to the Property or any part thereof;

(h)
tax certificates (including, without limitation, bulk sales certificates to the extent same are required pursuant to applicable law) from appropriate authorities or other satisfactory evidence showing that all real and personal property taxes then due and payable on the Property have been paid (Seller shall pay the cost of all such tax certificates);

(i)	all other documents required to perfect the conveyance, transfer and assignment of the Property to Buyer including, without limitation, a closing statement prepared by the Title Company;

(j)	such documentation required under Internal Revenue Code Section 1445 and the regulations issued thereunder regarding withholding taxes from a foreign person upon a disposition of real property;

(k)	a certificate executed by Seller certifying that all of the representations of Seller contained in the Agreement are true and correct in all material respects as of the Closing Date;

(l)
evidence of authority of the person who has signed this Agreement on behalf of Seller, of the person or persons who are to execute all of Seller’s closing documents on Seller’s behalf and evidence of Seller’s authority to consummate the transactions proposed in this Agreement in form and substance reasonably satisfactory to the Title Company and Buyer;

(m)	all keys and all other property to be conveyed to Buyer hereunder; and

(n)
any and all documents executed by Seller’s lender(s) necessary to terminate the lien of any loans to Seller secured by a lien on the Premises or the Personal Property for filing in the county recorder’s office in the county in which the Property is located (if applicable) and/or the Wyoming Secretary of State’s Office and, if applicable, terminations or satisfactions of any mechanic’s or construction liens filed against the Property necessary to terminate the lien of such encumbrance.

(o)	(p)
An opinion letter from Seller's attorney, for the benefit of Buyer, that states that the representations of Seller made under Section 5 are all true and correct and that the documents and items to be delivered to Buyer at Closing under Section 8.2 are sufficient to convey the Property to Buyer free and clear of any and all encumbrances, liens and burdens other than the Permitted Exceptions, and allow the Buyer to operate the same.

8.3.           Buyer’s Closing Requirements and Documents

Buyer shall deliver or cause to be delivered to Seller at Closing:

(a)	the Adjusted Purchase Price as required pursuant to Section 2.5 above;

(b)
execution and delivery of the documents necessary to close this transaction as reasonably required by the Title Company, including, without limitation, a closing statement prepared by the Title Company;

(c)	delivery to Seller of the First and Second Notes in the form of Schedule 8.3(c).

8.4           Closing Prorations

A statement of prorations shall be prepared by the Title Company in conformity with the provisions of this Agreement and submitted to Buyer and Seller for review at least five (5) business days prior to the Closing.  The following items are to be prorated effective as of the Closing Date:

(a)	amounts due and prepayments under those Service Contracts which Buyer elects to assume; personal property taxes.

(b)
real estate taxes and assessments, if any, for the current tax year shall be assumed by Buyer and prorated to the Closing Date and Buyer shall receive a credit at Closing for such prorated amounts.  Seller shall pay all personal property taxes, real estate taxes, assessments and penalties for years prior to Closing, if any.  The proration of taxes shall be based on the most recently available tax rates and valuations, and if such proration was based upon an estimate of such taxes and assessments for the immediately preceding calendar year, then upon demand the parties hereto shall promptly and equitably adjust all such taxes and assessments as soon as actual figures for the Premises for such year are available;

(c)	periodically recurring fees for transferable licenses or permits issued in respect of the Property or the use of any part or equipment thereof; and

(d)	any other items of prepaid income or accrued expense relating to the Property.

8.5           Seller’s Credits and Charges

Seller shall be entitled to a credit for the amount of any deposits made to utility, telephone and other public or private companies providing service to the Property, which remain on deposit for the benefit of Buyer.  Seller shall pay all water, sewer, gas, electric, telephone and any other utility charges, if any, for service to the Property prior to the Closing Date.  Seller shall pay all transfer taxes, documentary fees and conveyance fees due at Closing, and all “rollback” taxes resulting from a preferential real estate tax designation applicable to the Property.  Seller shall pay all sales and use taxes payable with regard to this transaction.

8.6           Closing Costs

Seller and Buyer shall be responsible for the fees of their respective attorneys and the expense of preparation of the documents for which each is responsible to deliver.  Buyer shall be responsible for recording fees of the documents it desires to record.

8.7           Possession

Upon Closing, Seller shall deliver to Buyer full and complete possession of the Property, subject only to the Permitted Exceptions, rights of others under assigned Service Contracts and continuing rights of Seller to access the processors and the laboratory.  Except for and excluding the Rail Lease (which was entered into prior to the Effective Date), Seller shall deliver the Premises free and clear of all leases and tenancies, including any leases entered into by Seller after the Effective Date.

9.           CONDITIONS TO CLOSING

9.1           Due Diligence

Seller agrees to allow Buyer, Buyer’s agent and representatives reasonable access to the Property (to be coordinated with Seller’s personnel or its agent, during business hours) during the period commencing on the Effective Date hereof and extending to the Closing, (“the Due Diligence Period”) for purposes of any non-intrusive physical and environmental inspection of the Property and review of the Leases, expenses and other due diligence matters (the "Due Diligence Inspections").  Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property (other than sampling building materials for asbestos or lead content and other testing required by Buyer’s financing source) without first obtaining Seller’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed as to the timing and scope of work to be performed.

Upon execution of this Agreement, Seller will cause to be made available to Buyer for inspection the following information to the extent available to Seller or its agents concerning the Property and its operation which Buyer, Buyer’s financing source, or their respective representatives shall reasonably request:  all documents referred to in this Agreement; the Service Contracts; copies of all permits, licenses or governmental approvals necessary for, or convenient to, the operation of the Property; copies of all guarantees and warranties; copies of all environmental audits or reports, soils reports and engineered foundation reports; any geophysical records, data or reports; reports of any engineers or experts as they relate to the coal or other minerals regarding the Property in Seller’s files, possession or control; surveys; and any other information requested by Buyer, Buyer’s financing source, or their respective representatives.

If Buyer is reasonably satisfied that the results of the Due Diligence Inspections indicate a material decrease in the value or use of the Property of which Buyer was not previously aware,  Buyer shall have the right to terminate this Agreement.  This Agreement shall terminate if Buyer sends written notice to Seller setting forth the issue discovered pursuant to the Due Diligence Inspections on or before 5:00 p.m. (Denver, Colorado time) of the 30th day after the Effective Date.  If Buyer does provides such notice, this Agreement shall be terminated unless the parties mutually agree on a resolution of the issues, and the parties shall be relieved of all further obligations hereunder.  For purposes of this Agreement, material decrease shall mean more than Three Hundred Thousand Dollars ($300,000.00).

9.2           Conditions Precedent to Buyer’s Obligation to Close:

The following shall be additional conditions precedent to Buyer’s obligation to consummate the purchase contemplated herein:

(a)	All representations by Seller set forth in this Agreement shall be true and correct in all material respects at the Closing, as if made as of the Closing Date;

(b)	Seller shall have delivered the items set forth under Section 8.2 of this Agreement.

(c)	Seller shall have performed, observed and complied in all material respects with all covenants and agreements required to be performed by Seller at or prior to the Closing;

(d)
Seller has received no notice of a moratorium or pending proceeding and there shall be no proceeding, which would or could affect the availability at regular rates and connection fees of electric, gas, telephone or other services or utilities servicing the Property;

(e)
Seller has received no notice of a pending proceeding and there shall be no pending proceeding which could or would cause the change, re-designation, redefinition or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, the Property or any portion thereof;

(f)
Seller has received municipal or county approvals (including, without limitation, from planning and zoning boards) if such approvals are required to consummate the transaction and permit Buyer’s intended use and/or ownership of the Property.

(g)	Except for the Rail Lease, any leases shall have been terminated effective as of the Closing Date, and the tenants thereunder shall have vacated at least two (2) business days before the Closing Date;

(h)
Buyer is satisfied that the Permits can be transferred to Buyer.  Currently Buyer is permitted to perform coal mining, processing and enhancement, disposal well operations and water well operations under the existing Mine Permit.

(i)
By thirty (30) days after the Effective Date, Buyer has not notified Seller and provided a detailed explanation that it believes a revised Mine Plan submitted as part of a Mine Permit Revision would not be approved for the following new activities on the Property: coal-to-liquid fuels processing, oil and water separation, liquid treatment and power production.  If Seller has not been notified as provided in this subparagraph (i), this condition shall be considered as being satisfied.

(j)	The Parties have entered into the Lease and Storage Agreements contemplated by Sections 13.1 and 13.2.

(k)	The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted.

9.3           Conditions Precedent to Seller's Obligation to Close:

(a)
Representations and Warranties; Performance.  Each of the representations and warranties made by Buyer herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement and Buyer will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

(b)	Buyer shall have delivered the items set forth under Section 8.3 of this Agreement

(c)	Buyer shall have paid the Purchase Price to Seller as provided herein.

(d)
All liability of Seller, its parent and affiliates, in connection with the reclamation bond posted with the State of Wyoming in the approximate amount of Six Million Two Hundred Sixty Four Thousand One Hundred Sixty Five Dollars ($6,264,165.00), shall have been released.

10.           CASUALTY LOSS AND CONDEMNATION

The risk of loss by fire or other casualty to the Property shall be borne by Seller until the Closing has occurred.  Buyer shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage.  If Buyer elects to consummate the transaction contemplated by this Agreement, Buyer shall be entitled to receive the condemnation proceeds or receive the proceeds of insurance applicable thereto with no reduction in Purchase Price, and Seller shall, at Closing and thereafter, execute and delivery to Buyer all required proofs of loss, assignments of claims and proceeds and other similar items.  If Buyer elects to terminate this Agreement, Buyer shall send a written notice of such termination to Seller within 20 business days after receiving written notice from Seller that the Property or any part thereof has been condemned, or destroyed or materially damaged by fire or other casualty in excess of One Hundred Thousand Dollars ($100,000.00), in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement.  If there is any other condemnation, damage or destruction of an amount which is One Hundred Thousand Dollars ($100,000.00) or less to the Property or any part thereof, Seller shall either repair such damage to Buyer's satisfaction prior to Closing or, at Seller’s option, assign all condemnation, damage or destruction to Buyer by executing and delivering to Buyer at Closing and thereafter all required proofs of loss, assignments of claims and proceeds and other similar items.  If Seller elects to assign insurance claims as aforesaid, Buyer shall receive a credit at Closing in an amount equal to any deductible(s) applicable thereto.  Notwithstanding the foregoing, in the case of condemnation, if Seller repairs the damage, if any, to the Property due to the condemnation, Buyer shall be entitled to the difference between the condemnation proceeds and the cost to Seller to repair such damage.

11.           BROKERAGE

Buyer and Seller shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under itself and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, attorneys’ fees incurred by the party to be indemnified in connection with such claims.  Specifically, Seller shall be responsible for any and all fees or commissions that may be or become due and owing to Kintz Marketing Group and shall indemnify Buyer with respect thereto.

12.           DEFAULTS AND REMEDIES

12.1           Buyer’s Default.  Buyer and Seller each acknowledge that it would be difficult to ascertain the actual damages, which would be suffered by Seller if Buyer defaults in consummating the purchase and sale contemplated by this Agreement.  If Buyer fails or refuses to perform any of its obligations hereunder, then Seller’s sole remedy shall be to give Buyer written notice of Buyer’s default and the right to cure such default before Closing.  If such default is not cured before Closing and Seller is not in material default hereunder, then Seller, at its option, may seek the remedy of specific performance from Buyer, and, in addition, retain the Earnest Money. Buyer shall pay liquidated damages of $100,000, such being agreed between Buyer and Seller to be a necessary condition to this Agreement to compensate Seller for expenses and expenditures incurred and made in connection herewith, the damages sustained as a result of withdrawing the Property from the market, and otherwise for Buyer’s non-compliance with this Agreement.  Upon termination and payment of the liquidated damages, this Agreement shall become null and void and of no further force or effect and both parties shall be released of further liability and obligation hereunder, and Seller shall have no further remedy, either at law or in equity.

12.2           Seller’s Default.  If Seller fails or refuses to perform any of its obligations hereunder or if any of Seller’s representations contained herein are untrue in any material respect, then if Buyer desires to exercise its remedies arising from any such default, Buyer shall have the right to give Seller written notice of any such default and the right to cure such default prior to Closing.  If such default is not cured before Closing and Buyer is not in default hereunder, then Buyer shall have the right to either (i) terminate this Agreement by notifying Seller thereof, and neither party hereto shall have any further rights or obligations hereunder except that Seller shall return the Earnest Money to Buyer and pay Buyer’s proven actual damages suffered up to a maximum of $100,000 to compensate Buyer for its actual expenses; or (ii) enforce specific performance of the obligations of Seller hereunder.

13.           ADDITIONAL AGREEMENTS – Buyer and Seller agree to the following:

13.1           Lease of Laboratory.  Buyer shall, at Seller’s request, lease the building laboratory (identified as “7-KFx Technologies Plant” on Schedule 13.1), which currently houses the research and test facility (“Laboratory”) to Seller and/or its designee for a period of two (2) years after Closing, for a rental of Ten Dollars ($10) and on other terms and conditions as the Parties may mutually agree.  Such Lease Agreement shall be negotiated and executed prior to Closing.

13.2           Processors.   Buyer shall assume responsibility for demolition, destruction, sale and/or maintenance of the Processors.  Buyer shall have no authority or right, at any time, to use the Processors for the beneficiation of coal.

13.3           Ingress and Egress.  While the Laboratory is located on the Real Property, Buyer shall provide Seller with reasonable access to the Laboratory and Seller shall coordinate with Buyer if and when any large equipment from the Laboratory is removed from the Real Property which might disrupt Buyers operations.

14.           MISCELLANEOUS

14.1           This Agreement constitutes the entire agreement between Seller and Buyer with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Buyer.  Any prior agreement or understanding between Seller and Buyer concerning the Property is hereby rendered null and void.  This Agreement shall be construed in accordance with the laws of the State of Wyoming.

14.2           Time is of the essence of this Agreement and all provisions hereof.

14.3           All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) one business day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (ii) upon receipt if sent via facsimile with receipt confirmed, or (iii) upon receipt if delivered by hand, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Buyer:	Copy to:

Synthetic Fuels LLC
Attn: James Nairne, Manager
2278 Monitor Street
Dallas, Texas
Phone: (214) 748-1088
Fax: (469) 916-9737

If to Seller:	Copy to:

Landrica Development Company	Evergreen Energy Inc.
Attn: President and CEO	Attn: General Counsel
1225 17th Street, Suite 1300	1225 17th Street, Suite 1300
Denver, Colorado 80202	Denver, Colorado 80202
Phone: (303) 293-2992	Phone: (303) 293-2992
Fax: (303) 293-8430	Fax: (303) 293-8430

or to such other address as Seller furnishes to Purchaser pursuant to the above.

14.4           For purposes of this Agreement, “business day” shall mean any day of the year, other than (i) a Saturday or a Sunday, and (ii) any day in which banks located in Dallas, Texas are required or authorized by law to remain closed.  Any time period provided for herein which shall end on a non-business day shall extend to 5:00 P.M. Denver Time of the next business day.

14.5           This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Buyer may assign this Agreement without Seller’s consent to any entity affiliated with Buyer.  Buyer may assign this Agreement to any other entity only with the prior approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

14.6           If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement.

14.7           This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard or aid of canons requiring construction against the party drawing this Agreement.

14.8           The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

14.9           No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit shall be deemed to be a waiver of any other provision of this Agreement.

14.10           This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

14.11           Seller may have the transaction contemplated by this Agreement restructured so as to qualify as a like-kind exchange pursuant to the Internal Revenue Code, as long as such may be done at no additional cost to Buyer and without any delay in the Closing.

14.12           In the event of a default by one of the parties to this Agreement, the non-defaulting party may secure the services of an attorney to seek a remedy as provided herein.  The prevailing party in any such effort shall be entitled to receive from the non-prevailing party all reasonable attorney’s fees and costs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and Seller have executed this Agreement as of the date first written above.

BUYER:

SYNTHETIC FUELS LLC,
a Colorado limited liability company

By:  /s/ James C. Nairne
    James C. Nairne,
Its:     Managing Member

SELLER:

Landrica Development Company,
a South Dakota corporation

By:   /s/ Thomas H. Stoner, Jr.
    Thomas H. Stoner, Jr.
Its:      President and CEO